Exhibit 99.B(h)(17)(i)

AMENDMENT TO PARTICIPATION AGREEMENT

ING VARIABLE PRODUCTS TRUST

THIS AMENDMENT is made the 3rd day of April, 2008, by and among Massachusetts Mutual Life Insurance Company (the “Company”), a life insurance company organized under the laws of the Commonwealth of Massachusetts, on its own behalf and on behalf of its Separate Accounts (the “Account(s)”) as listed on the amended Schedule A hereto; ING Variable Products Trust (the “Trust”), an open-end management investment company and business trust organized under the laws of the Commonwealth of Massachusetts, and ING Funds Distributor, LLC  (hereinafter the “Distributor”), a Delaware limited liability company (collectively, “the Parties”).

WHEREAS, the Parties executed a Participation Agreement dated April 26, 2006 (the “Agreement”), and

WHEREAS, the Parties desire to further amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, the parties hereby amend the Agreement in the following form:

1.                                      By replacing the existing Schedule A with the Amended Schedule A attached hereto.

2.                                      Section 2.2(a) is hereby amended to read as follows:

It has obtained an order from the Securities and Exchange Commission (hereinafter the “SEC”), dated May 3, 2000 (File No.812-11848), granting Participating Insurance Companies and variable annuity separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order”).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY	ING VARIABLE PRODUCTS TRUST

/s/ Jo-Anne Rankin	/s/ Todd Modic
Jo-Anne Rankin	Todd Modic
Vice President	Senior Vice President

ING FUNDS DISTRIBUTOR, LLC

/s/ Mark Spina
Mark Spina
President, CEO

AMENDED SCHEDULE A

Contracts

MassMutual TransitionsSM

MassMutual EvolutionsSM

MassMutual Artistry

MassMutual Transitions SelectSM

Panorama Passage

Panorama Premier

Variable Universal Life III

Separate Accounts

Massachusetts Mutual Variable Annuity Separate Account 4

Massachusetts Mutual Variable Life Separate Account I